Exhibit 4.1

EXECUTION COPY

BA CREDIT CARD TRUST

as Issuer

CLASS A(2006-16) TERMS DOCUMENT

dated as of December 19, 2006

to

AMENDED AND RESTATED BASERIES INDENTURE SUPPLEMENT

dated as of June 10, 2006

to

SECOND AMENDED AND RESTATED INDENTURE

dated as of October 20, 2006

THE BANK OF NEW YORK

as Indenture Trustee

-i-

THIS CLASS A(2006-16) TERMS DOCUMENT (this “Terms Document”), by and between BA CREDIT CARD TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), having its principal office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and THE BANK OF NEW YORK, a New York banking corporation, as Indenture Trustee ( the “Indenture Trustee”), is made and entered into as of December 19, 2006.

Pursuant to this Terms Document, the Issuer and the Indenture Trustee shall create a new tranche of Class A Notes and shall specify the principal terms thereof.

Article I

Definitions and Other Provisions of General Application

Section 1.01. Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1)	the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2)	all other terms used herein which are defined in the Amended and Restated BAseries Indenture Supplement, dated as of June 10, 2006 (the “Indenture Supplement”), between the Issuer and the Indenture Trustee, or the Second Amended and Restated Indenture, dated as of October 20, 2006 (the “Indenture”), between the Issuer and the Indenture Trustee, as acknowledged and accepted by FIA, as Servicer, either directly or by reference therein, have the meanings assigned to them therein;

(3)	all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4)	all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document as originally executed;

(5)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(6)	in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture

Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling;

(7)	each capitalized term defined herein shall relate only to the Class A(2006-16) Notes and no other tranche of Notes issued by the Issuer; and

(8)	“including” and words of similar import will be deemed to be followed by “without limitation.”

“Accumulation Reserve Funding Period” shall mean, (a) if the Accumulation Period Length is determined to be one (1) month, there shall be no Accumulation Reserve Funding Period and (b) otherwise, the period (x) commencing on the earliest to occur of (i) the Monthly Period beginning three (3) calendar months prior to the first Transfer Date for which a budgeted deposit is targeted to be made into the Principal Funding sub-Account of the Class A(2006-16) Notes pursuant to Section 3.10(b) of the Indenture Supplement, (ii) the Monthly Period following the first Transfer Date following and including the November 2008 Transfer Date for which the Quarterly Excess Available Funds Percentage is less than 2%, but in such event the Accumulation Reserve Funding Period shall not be required to commence earlier than 24 months prior to the Expected Principal Payment Date, (iii) the Monthly Period following the first Transfer Date following and including the May 2009 Transfer Date for which the Quarterly Excess Available Funds Percentage is less than 3%, but in such event the Accumulation Reserve Funding Period shall not be required to commence earlier than 18 months prior to the Expected Principal Payment Date, and (iv) the Monthly Period following the first Transfer Date following and including the July 2009 Transfer Date for which the Quarterly Excess Available Funds Percentage is less than 4%, but in such event the Accumulation Reserve Funding Period shall not be required to commence earlier than 16 months prior to the Expected Principal Payment Date and (y) ending on the close of business on the last day of the Monthly Period preceding the earlier to occur of (i) the Expected Principal Payment Date for the Class A(2006-16) Notes and (ii) the date on which the Class A(2006-16) Notes are paid in full.

“Base Rate” means, with respect to any Monthly Period, the sum of (i) the Weighted Average Interest Rates for the Outstanding BAseries Notes, (ii) the Net Servicing Fee Rate (as such term is defined in the Series 2001-D Supplement) and (iii) so long as FIA or The Bank of New York is the Servicer, the Servicer Interchange Rate, in each case, for such Monthly Period.

“BAseries Servicer Interchange” means, with respect to any Monthly Period, an amount equal to the product of (a) the Servicer Interchange (as such term is defined in the Series 2001-D Supplement) with respect to such Monthly Period and (b) a fraction the numerator of which is the Weighted Average Available Funds Allocation Amount for the BAseries for such Monthly Period and the denominator of which is the Weighted Average Available Funds Allocation Amount for all series of Notes for such Monthly Period.

“Class A(2006-16) Note” means any Note, substantially in the form set forth in Exhibit A-1 to the Indenture Supplement, designated therein as a Class A(2006-16) Note and duly executed and authenticated in accordance with the Indenture.

“Class A(2006-16) Noteholder” means a Person in whose name a Class A(2006-16) Note is registered in the Note Register.

“Class A(2006-16) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A(2006-16) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

“Class A Required Subordinated Amount of Class B Notes” is defined in Section 2.02(a).

“Class A Required Subordinated Amount of Class C Notes” is defined in Section 2.02(b).

“Controlled Accumulation Amount” means $83,333,333.34; provided, however, if the Accumulation Period Length is determined to be less than twelve (12) months pursuant to Section 3.10(b)(ii) of the Indenture Supplement, the Controlled Accumulation Amount shall be the amount specified in the definition of “Controlled Accumulation Amount” in the Indenture Supplement.

“Derivative Agreement” means the ISDA Master Agreement, together with the Schedule and the Confirmation thereto, each dated as of December 19, 2006, between the Issuer and the Derivative Counterparty, as such Derivative Agreement may be amended, modified or replaced.

“Derivative Counterparty” means Bank of America, N.A. and any of its successors or transferees under the Derivative Agreement.

“Derivative Fixed Rate” means, for any applicable Interest Period, the fixed rate specified in the Derivative Agreement.

“Derivative Reserve Account” is defined in Section 2.11.

“Excess Available Funds Percentage” means, with respect to any Transfer Date, the amount, if any, by which the Portfolio Yield for the preceding Monthly Period exceeds the Base Rate for such Monthly Period.

“Expected Principal Payment Date” means December 15, 2010.

“Fixed Amount” means, for any Transfer Date, an amount equal to the fixed amount (including the amount of any termination payment payable by the Derivative Counterparty to the Issuer pursuant to Section 6 of the Derivative Agreement following the termination of the Derivative Agreement pursuant to the terms thereof) payable by the Derivative Counterparty to the Issuer for such date pursuant to the Derivative Agreement for interest for the Class A(2006-16) Notes.

“Floating Amount” means, for any Transfer Date, an amount equal to (a) the floating amount (excluding the amount of any termination payment payable by the Issuer to the Derivative Counterparty pursuant to Section 6 of the Derivative Agreement following the termination of the Derivative Agreement pursuant to the terms thereof) payable by the Issuer to the Derivative Counterparty for such date pursuant to the Derivative Agreement, minus (b) the amount, if any, by which the PFA Accumulation Earnings Shortfall plus the PFA Prefunding Earnings Shortfall for the Class A(2006-16) Notes for such Transfer Date exceeds the sum of (i) the aggregate amount withdrawn from the Derivative Reserve Account and (ii) the aggregate amount to be treated as BAseries Available Funds pursuant to Section 3.04(a)(i) or 3.04(a)(ii) of the Indenture Supplement, in each case, for the Class A(2006-16) Notes for such Transfer Date; provided, however, that solely for purposes of clause (c) of the definition of PFA Accumulation Earnings Target and clause (c) of the definition of PFA Prefunding Earnings Target, the “Floating Amount” for any Transfer Date will be limited to the amount determined pursuant to clause (a) above.

“Initial Dollar Principal Amount” means $1,000,000,000.

“Interest Payment Date” means the fifteenth day of each month, or if such fifteenth day is not a Business Day, the next succeeding Business Day, commencing February 15, 2007.

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or in the case of the initial Interest Payment Date, from and including the Issuance Date) through the day preceding such Interest Payment Date.

“Interest Reserve Account” is defined in Section 2.09.

“Interest Reserve Account Event” is defined in Section 2.08.

“Issuance Date” means December 19, 2006.

“Legal Maturity Date” means May 15, 2013.

“Net Derivative Payment” means, for any Transfer Date, (a) if the netting provisions of subsection 2(c)(ii) of the Derivative Agreement apply, the amount by which the Floating Amount for such date exceeds the Fixed Amount for such date, and (b) otherwise, an amount equal to the Floating Amount for such date.

“Net Derivative Receipt” means, for any Transfer Date, (a) if the netting provisions of subsection 2(c)(ii) of the Derivative Agreement apply, the amount by which the Fixed Amount for such date exceeds the Floating Amount for such date, and (b) otherwise, an amount equal to the Fixed Amount for such date.

“Note Interest Rate” means a per annum rate equal to 4.72%.

“Paying Agent” means The Bank of New York.

“Portfolio Yield” means, with respect to any Monthly Period, the annualized percentage equivalent of a fraction, the numerator of which is (a) the amount of Available Funds allocated to the BAseries pursuant to Section 501 of the Indenture, plus (b) any Interest Funding sub-Account Earnings on the related Transfer Date, plus (c) any amounts to be treated as BAseries Available Funds pursuant to Sections 3.20(d) and 3.27(a) of the Indenture Supplement, plus (d) the BAseries Servicer Interchange for such Monthly Period, minus (e) the excess, if any, of the sum of the PFA Prefunding Earnings Shortfall plus the PFA Accumulation Earnings Shortfall over the sum of the aggregate amount to be treated as BAseries Available Funds for such Monthly Period pursuant to Sections 3.04(a)(ii) and 3.25(a) of the Indenture Supplement plus any other amounts applied to cover earnings shortfalls on amounts in the Principal Funding sub-Account for any tranche of BAseries Notes for such Monthly Period, minus (f) the BAseries Investor Default Amount for such Monthly Period, and the denominator of which is the Weighted Average Available Funds Allocation Amount for the BAseries for such Monthly Period.

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 306 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Quarterly Excess Available Funds Percentage” means, with respect to the November 2008 Transfer Date and each Transfer Date thereafter, the percentage equivalent of a fraction the numerator of which is the sum of the Excess Available Funds Percentages with respect to the immediately preceding three Monthly Periods and the denominator of which is three.

“Record Date” means, for any Transfer Date, the last Business Day of the preceding Monthly Period.

“Required Accumulation Reserve sub-Account Amount” means, with respect to any Monthly Period during the Accumulation Reserve Funding Period, an amount equal to (i) 0.5% of the Outstanding Dollar Principal Amount of the Class A(2006-16) Notes as of the close of business on the last day of the preceding Monthly Period or (ii) any other amount designated by the Issuer; provided, however, that if such designation is of a lesser amount, the Note Rating Agencies shall have provided prior written confirmation that a Ratings Effect will not occur with respect to such change.

“Required Derivative Reserve Amount” shall have the meaning specified in the Supplemental Derivative Letter dated as of the date hereof between the Issuer, the Indenture Trustee and the Derivative Counterparty.

“Required Interest Reserve Amount” is defined in Section 2.08.

“Servicer Interchange Rate” means, for any Monthly Period, the percentage equivalent of a fraction, the numerator of which is the BAseries Servicer Interchange for such Monthly Period, and the denominator of which is the Weighted Average Available Funds Allocation Amount for the BAseries for such Monthly Period.

“Stated Principal Amount” means $1,000,000,000.

“Weighted Average Interest Rates” means, with respect to any Outstanding Notes of a class or tranche of the BAseries, or of all of the Outstanding Notes of the BAseries, on any date, the weighted average (weighted based on the Outstanding Dollar Principal Amount of the related Notes on such date) of the following rates of interest:

(a) in the case of a tranche of Dollar Interest-bearing Notes with no Derivative Agreement for interest, the rate of interest applicable to that tranche on that date;

(b) in the case of a tranche of Discount Notes, the rate of accretion (converted to an accrual rate) of that tranche on that date;

(c) in the case of a tranche of Notes with a payment due under a Performing Derivative Agreement for interest, the rate at which payments by the Issuer to the applicable Derivative Counterparty accrue on that date (prior to the netting of such payments, if applicable); and

(d) in the case of a tranche of Notes with a non-Performing Derivative Agreement for interest, the rate specified for that date in the related terms document, which, in the event that the Derivative Agreement for the Class A(2006-16) Notes is non-Performing, is the Note Interest Rate.

Section 1.02. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Terms Document shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Terms Document shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Terms Document involves at least $100,000.00, and (b) that this Terms Document has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 1.03. Counterparts. This Terms Document may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.04. Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as so supplemented by the Indenture Supplement as so supplemented and this Terms Document shall be read, taken and construed as one and the same instrument.

[END OF ARTICLE I]

ARTICLE II

The Class A(2006-16) Notes

Section 2.01. Creation and Designation. There is hereby created a tranche of BAseries Class A Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “BAseries Class A(2006-16) Notes.”

Section 2.02. Specification of Required Subordinated Amount and other Terms.

(a) For the Class A(2006-16) Notes for any date of determination, the Class A Required Subordinated Amount of Class B Notes will be an amount equal to 8.82353% of (i) the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-16) Notes on such date or (ii) if an Early Redemption Event with respect to the Class A(2006-16) Notes shall have occurred, if an Event of Default and acceleration of the Class A(2006-16) Notes shall have occurred or if the Class A Usage of the Class B Required Subordinated Amount for such tranche of Class A Notes is greater than zero, the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-16) Notes as of close of business on the day immediately preceding the occurrence of such Early Redemption Event, such Event of Default and acceleration or the date on which the Class A Usage of Class B Required Subordinated Amount exceeded zero.

(b) For the Class A(2006-16) Notes for any date of determination, the Class A Required Subordinated Amount of Class C Notes will be an amount equal to 8.82353% of (i) the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-16) Notes on such date or (ii) if an Early Redemption Event with respect to the Class A(2006-16) Notes shall have occurred, if an Event of Default and acceleration of the Class A(2006-16) Notes shall have occurred or if the Class A Usage of the Class C Required Subordinated Amount for such tranche of Class A Notes is greater than zero, the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-16) Notes as of close of business on the day immediately preceding the occurrence of such Early Redemption Event, such Event of Default and acceleration or the date on which the Class A Usage of Class C Required Subordinated Amount exceeded zero.

(c) The Issuer may change the percentages set forth in clause (a) or (b) above without the consent of any Noteholder so long as the Issuer has (i) received written confirmation from each Note Rating Agency that has rated any Outstanding Notes of the BAseries that the change in either of such percentages will not result in a Ratings Effect with respect to any Outstanding Class A(2006-16) Notes and (ii) delivered to the Indenture Trustee and the Note Rating Agencies a Master Trust Tax Opinion and an Issuer Tax Opinion.

Section 2.03. Interest Payment.

(a) For each Interest Payment Date, the amount of interest due with respect to the Class A(2006-16) Notes shall be an amount equal to one-twelfth of the product of (i) the Note Interest Rate, times (ii) the Outstanding Dollar Principal Amount of the Class A(2006-16) Notes determined as of the Record Date preceding the related Transfer Date; provided, however, that for the first Interest Payment Date the amount of interest due is $7,342,222.22. Interest on the Class A(2006-16) Notes will be calculated on the basis of a 360-day year and twelve 30-day months.

(b) For purposes of Section 3.02(c) and Section 3.13(d) of the Indenture Supplement, for each Interest Payment Date, the amount owed to the Derivative Counterparty, if any, will be an amount equal to the Net Derivative Payment; provided, however, that solely for purposes of determining the targeted deposit to be made to the Interest Funding sub-Account for the Class A(2006-16) Notes for any Transfer Date pursuant to Section 3.02(c) of the Indenture Supplement, the targeted deposit to the Interest Funding sub-Account for the Class A(2006-16) Notes will be an amount equal to the Net Derivative Payment less the aggregate amount, if any, deposited directly into the Interest Funding sub-Account pursuant to Section 2.11(c) on such Transfer Date, for payment in accordance with Section 2.08(c) of this Terms Document and Section 3.13(d) of the Indenture Supplement. For clarification purposes only, Section 706(b) of the Indenture shall be read to include the payment of any Net Derivative Payment then due and unpaid to the Derivative Counterparty to the extent that amounts are specified and available therefor pursuant to this Section.

(c) Pursuant to Section 3.03 of the Indenture Supplement, on each Transfer Date, the Indenture Trustee shall deposit into the Class A(2006-16) Interest Funding sub-Account the portion of BAseries Available Funds allocable to the Class A(2006-16) Notes.

Section 2.04. Payments of Interest and Principal.

(a) Any installment of interest or principal, if any, payable on any Class A(2006-16) Note which is punctually paid or duly provided for by the Issuer and the Indenture Trustee on the applicable Interest Payment Date or Principal Payment Date shall be paid by the Paying Agent to the Person in whose name such Class A(2006-16) Note (or one or more Predecessor Notes) is registered on the Record Date, by wire transfer of immediately available funds to such Person’s account as has been designated by written instructions received by the Paying Agent from such Person not later than the close of business on the third Business Day preceding the date of payment or, if no such account has been so designated, by check mailed first-class, postage prepaid to such Person’s address as it appears on the Note Register on such Record Date, except that with respect to Notes registered on the Record Date in the name of the nominee of Cede & Co., payment shall be made by wire transfer in immediately available funds to the account designated by such nominee.

(b) The right of the Class A(2006-16) Noteholders to receive payments from the Issuer will terminate on the first Business Day following the Class A(2006-16) Termination Date.

Section 2.05. Form of Delivery of Class A(2006-16) Notes; Depository; Denominations.

(a) The Class A(2006-16) Notes shall be delivered in the form of a global Registered Note as provided in Sections 202 and 301(i) of the Indenture, respectively.

(b) The Depository for the Class A(2006-16) Notes shall be The Depository Trust Company, and the Class A(2006-16) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c) The Class A(2006-16) Notes will be issued in minimum denominations of $5,000 and multiples of $1,000 in excess of that amount.

Section 2.06. Delivery and Payment for the Class A(2006-16) Notes. The Issuer shall execute and deliver the Class A(2006-16) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class A(2006-16) Notes when authenticated, each in accordance with Section 303 of the Indenture.

Section 2.07. Targeted Deposits to the Accumulation Reserve Account.

The deposit targeted to be made to the Accumulation Reserve Account for any Monthly Period during the Accumulation Reserve Funding Period will be an amount equal to the Required Accumulation Reserve sub-Account Amount.

Section 2.08. Derivative Agreement.

(a) The Issuer shall enter into the Derivative Agreement, certain terms of which are set forth herein for the convenience of the parties thereto for incorporation therein by reference, with the Derivative Counterparty on the Issuance Date. Pursuant to the terms of the Derivative Agreement, the Derivative Counterparty shall pay to the Issuer on each Transfer Date the Net Derivative Receipt, if any, plus the amount of any Net Derivative Receipt due but not paid with respect to any previous Transfer Date. The Issuer shall deposit such Net Derivative Receipts, if any, into the Collection Account and shall apply such amounts as BAseries Available Funds pursuant to Section 3.04(a)(iii) of the Indenture Supplement. In addition, in accordance with the terms of the Derivative Agreement, the Issuer shall pay to the Derivative Counterparty the Net Derivative Payment, if any, for such Transfer Date, plus the amount of any Net Derivative Payment due but not paid on any previous Transfer Date, from amounts on deposit in the Interest Funding sub-Account for the Class A(2006-16) Notes. If the Derivative Agreement has not been terminated and the Issuer has not received any Net Derivative Receipt due with respect to the related Transfer Date prior to 12:00 p.m. on the date such payment is due, (i) the Issuer shall notify the Derivative Counterparty, the Beneficiary and the Servicer of such fact prior to 1:00 p.m. on such date, (ii) the Issuer, if directed by the Beneficiary, shall designate an Early Termination Date (as such term is defined in the Derivative Agreement) pursuant to the Derivative Agreement and shall, if the Beneficiary so directs, terminate the Derivative Agreement pursuant to its terms, and (iii) the Issuer shall cause the Servicer to provide the Indenture Trustee, prior to 4:30 p.m. on the related Transfer Date, with new statements substantially in the forms of Exhibit B and Exhibit C to the Indenture Supplement revised, if necessary, to reflect that the Net Derivative Receipt (or any portion thereof) was not received by the Issuer for such Transfer Date.

(b) The Issuer shall direct the Derivative Counterparty to assign its rights and obligations under the Derivative Agreement to a replacement Derivative Counterparty, in the event that the long-term credit rating (or the then equivalent rating) of the Derivative

Counterparty or a replacement Derivative Counterparty, if any, is reduced below BBB- by Standard & Poor’s or below Baa3 by Moody’s or is withdrawn by either Standard & Poor’s or Moody’s. The Issuer shall give Standard & Poor’s and Moody’s notice of the replacement of the Derivative Counterparty as soon as practicable thereafter.

(c) The parties hereto agree that all obligations of the Issuer under the Derivative Agreement shall be paid from, and limited to, amounts on deposit in the Interest Funding sub-Account for the Class A(2006-16) Notes which are specifically available to be applied therefor pursuant to Section 3.13(d) of the Indenture Supplement, as determined pursuant to Section 2.03(b) of this Terms Document, and any amounts specifically available to be applied therefor pursuant to Section 2.12 of this Terms Document, and that the Beneficiary shall not be required to expend or risk its own funds or otherwise incur any liability in connection with the Derivative Agreement.

(d) If the Issuer has actual knowledge of any event specified in Section 5 of the Derivative Agreement, the Issuer shall provide written notice of such event to the Beneficiary, the Servicer and the Note Rating Agencies. The Beneficiary, upon becoming aware of any event specified in Section 5 of the Derivative Agreement, whether pursuant to notice from the Issuer or otherwise, shall immediately provide the Issuer with written instructions as to the course of action to be taken under Section 6 of the Derivative Agreement, including without limitation any notices to be provided and whether or not an Early Termination Date (as defined in the Derivative Agreement) should be designated and, if so, when such Early Termination Date should be designated. Prior to receiving such written instructions from the Beneficiary, the Issuer shall not designate an Early Termination Date and shall not terminate the Derivative Agreement.

(e) At the request of the Issuer, the Beneficiary shall provide the Issuer with any document the Issuer is required to provide the Derivative Counterparty pursuant to Section 4(a) of the Derivative Agreement.

(f) (i) In the event the short-term credit rating (or the then equivalent rating) of the Derivative Counterparty or a replacement Derivative Counterparty, if any, from Standard & Poor’s is below A-1, or is withdrawn by Standard & Poor’s, or (ii) in the case of a replacement Derivative Counterparty assuming the interests and obligations of the original Derivative Counterparty under the Derivative Agreement that does not have a short-term credit rating from Standard & Poor’s, the long-term credit rating (or the then equivalent rating) of such replacement Derivative Counterparty from Standard & Poor’s is below A+ or is withdrawn by Standard & Poor’s, the Derivative Counterparty will be required within 30 days from the date of such rating or withdrawal to fund the Interest Reserve Account in an amount equal to one-twelfth of the product of (A) the Derivative Fixed Rate and (B) the Outstanding Dollar Principal Amount of the Class A(2006-16) Notes as of the close of business on the last day of the Monthly Period preceding such rating or withdrawal (the “Required Interest Reserve Amount”). The Derivative Counterparty’s failure to adequately fund the Interest Reserve Account within 30 days of such rating or withdrawal shall constitute an “Interest Reserve Account Event.”

Section 2.09. Interest Reserve Account.

(a) On or before the Issuance Date, the Indenture Trustee will cause to be established and maintained with a Qualified Institution (other than FIA, BACCS or the Transferor) that is acting as a securities intermediary a Qualified Account denominated as the “Interest Reserve Account” in the name of the Indenture Trustee, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Class A(2006-16) Noteholders. The Indenture Trustee hereby accepts the Interest Reserve Account in trust under the Indenture, the Indenture Supplement and this Terms Document, in accordance with the provisions thereof and hereof. The Interest Reserve Account constitutes a Supplemental Account and shall be under the exclusive control of the Indenture Trustee for the benefit of the Class A(2006-16) Noteholders. If, at any time, the institution holding the Interest Reserve Account ceases to be a Qualified Institution, the Issuer will within ten (10) Business Days (or such longer period, not to exceed thirty (30) calendar days, as to which each Note Rating Agency may consent) establish with a Qualified Institution (other than FIA, BACCS or the Transferor) that is acting as a securities intermediary a new Interest Reserve Account that is a Qualified Account and shall transfer any funds or other property to such new Interest Reserve Account. From the date such new Interest Reserve Account is established, it will be the “Interest Reserve Account.” The Interest Reserve Account will receive amounts as described in this Section.

(b) On each Transfer Date, all interest and earnings (net of losses and investment expenses) accrued since the preceding Transfer Date on funds credited to the Interest Reserve Account will be retained in the Interest Reserve Account (to the extent that the amount credited to the Interest Reserve Account with respect to the related Monthly Period (prior to taking into account any such interest and earnings) is less than the required balance for the Interest Reserve Account for that Monthly Period) and the balance, if any, will be paid to the Derivative Counterparty pursuant to the terms of the Derivative Agreement.

(c) In the event that the Derivative Agreement terminates due to a default by the Derivative Counterparty, on the Transfer Date on or immediately following such termination, the Issuer shall withdraw from the Interest Reserve Account an amount equal to the lesser of (i) the Net Derivative Receipt, if any, with respect to such Transfer Date plus the amount of any Net Derivative Receipt previously due but not paid to the Issuer and (ii) the amount credited to the Interest Reserve Account on such Transfer Date, and shall credit such amount to the Collection Account to be included in BAseries Available Funds with respect to such Transfer Date and give notice of such withdrawal to each Note Rating Agency. Such withdrawal will be deemed to be a Net Derivative Receipt and a payment received from the Derivative Counterparty for all purposes under the Indenture Supplement and this Terms Document.

(d) Upon the earliest to occur of (i) any Transfer Date subsequent to the return of the Derivative Counterparty’s or replacement Derivative Counterparty’s short-term credit rating (or the then equivalent rating) to A-1 or higher by Standard & Poor’s, (ii) any Transfer Date subsequent to the return of the Derivative Counterparty’s or replacement Derivative Counterparty’s long-term credit rating (or the then equivalent rating) to A+ or higher by Standard & Poor’s, (iii) the Transfer Date on or immediately following the termination of the Derivative Agreement and (iv) the Transfer Date immediately preceding the Expected Principal Payment Date, the Issuer, after the prior payment of all amounts owing to the Class A(2006-16)

Noteholders that are payable from the Interest Reserve Account as provided herein, shall withdraw from the Interest Reserve Account and pay to the Derivative Counterparty pursuant to the terms of the Derivative Agreement, all amounts, if any, credited to the Interest Reserve Account. In addition, following the earliest to occur of the events described in clauses (iii) or (iv) of the preceding sentence, the Interest Reserve Account shall be deemed to have terminated for purposes of this Terms Document, the Indenture Supplement and the Indenture.

Section 2.10. Early Redemption Events. Notwithstanding any provision of the Indenture or the Indenture Supplement to the contrary, upon the occurrence of an Early Redemption Event with respect to the Class A(2006-16) Notes (other than an Early Redemption Event described in Section 1201(c) of the Indenture), if none of (i) an Early Redemption Event described in Section 1201(c) of the Indenture, (ii) an Interest Reserve Account Event, (iii) the termination of the Derivative Agreement pursuant to its terms or (iv) an Event of Default and acceleration of the Class A(2006-16) Notes has previously occurred, then the Issuer will not pay any amounts accumulated in the Principal Funding sub-Account for the Class A(2006-16) Notes to the holders of the Class A(2006-16) Notes until the Monthly Principal Payment Date occurring on or immediately following the earliest to occur of:

(a) the Expected Principal Payment Date;

(b) the date on which an Early Redemption Event described in Section 1201(c) of the Indenture occurs;

(c) the date on which an Interest Reserve Account Event occurs; and

(d) the date on which the Derivative Agreement terminates pursuant to its terms.

If the Issuer is unable to pay the redemption price in full on such Monthly Principal Payment Date, monthly payments on the Class A(2006-16) Notes will thereafter be made on each following Monthly Principal Payment Date until the Outstanding Dollar Principal Amount of the Class A(2006-16) Notes, plus all accrued and unpaid interest, is paid in full or the Legal Maturity Date occurs, whichever is earlier, subject to Article V of the Indenture and Article III of the Indenture Supplement. Any funds in any Supplemental Account (other than the Interest Reserve Account) for the Class A(2006-16) Notes will be applied to make the principal and interest payments on the Class A(2006-16) Notes on the redemption date, subject to Article V of the Indenture, Article III of the Indenture Supplement and Article II of this Terms Document.

Section 2.11. Derivative Reserve Account.

(a) On or before the Issuance Date, the Indenture Trustee will cause to be established and maintained with a Qualified Institution (other than FIA, BACCS or the Transferor) that is acting as a securities intermediary a Qualified Account denominated as the “Derivative Reserve Account” in the name of the Indenture Trustee, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Class A(2006-16) Noteholders and the Derivative Counterparty, as their interests appear herein.

The Indenture Trustee hereby accepts the Derivative Reserve Account and any property credited thereto in trust under the Indenture, the Indenture Supplement and this Terms Document, in accordance with the provisions thereof and hereof. The Derivative Reserve Account constitutes a Supplemental Account and shall be under the exclusive control of the Indenture Trustee for the benefit of the Class A(2006-16) Noteholders and the Derivative Counterparty. If, at any time, the institution holding the Derivative Reserve Account ceases to be a Qualified Institution, the Issuer will within ten (10) Business Days (or such longer period, not to exceed thirty (30) calendar days, as to which each Note Rating Agency may consent) establish with a Qualified Institution (other than FIA, BACCS or the Transferor) that is acting as a securities intermediary a new Derivative Reserve Account that is a Qualified Account and shall transfer any funds or other property to such new Derivative Reserve Account. From the date such new Derivative Reserve Account is established, it will be the “Derivative Reserve Account.” The Derivative Reserve Account will receive amounts as described in this Section.

(b) On the Issuance Date, the Issuer shall credit an amount equal to the Required Derivative Reserve Amount received by it from the Beneficiary in immediately available funds to the Derivative Reserve Account. Funds credited to the Derivative Reserve Account shall be invested by the Indenture Trustee in Permitted Investments; provided, however, that, for purposes of the investment of funds credited to the Derivative Reserve Account, references in the definition of “Permitted Investments” to a rating of A-1+ by Standard & Poor’s shall be modified to require a rating of not lower than A-1 by such Note Rating Agency.

On each Transfer Date, all interest and earnings (net of losses and investment expenses) accrued since the preceding Transfer Date on funds credited to the Derivative Reserve Account shall be retained in the Derivative Reserve Account (to the extent that the amount credited to the Derivative Reserve Account (prior to taking into account any such interest and earnings) is less than the Required Derivative Reserve Amount) and the balance, if any, shall be paid to the Issuer on such Transfer Date free of the lien of the Indenture.

(c) On or prior to each Transfer Date following the occurrence of an Early Redemption Event with respect to the Class A(2006-16) Notes (other than an Early Redemption Event described in Section 1201(c) of the Indenture), the Issuer will calculate PFA Accumulation Earnings Shortfall (if any) for the Principal Funding sub-Account for the Class A(2006-16) Notes. If there is any PFA Accumulation Earnings Shortfall for the Principal Funding sub-Account for that Transfer Date for the Class A(2006-16) Notes, the Issuer will withdraw such amount from the Derivative Reserve Account, to the extent available, for credit to the Interest Funding sub-Account for the Class A(2006-16) Notes on such Transfer Date.

Section 2.12. Termination Payments. If on any Transfer Date following the termination of the Derivative Agreement pursuant to the terms thereof there is a termination payment payable by the Issuer to the Derivative Counterparty pursuant to Section 6 of the Derivative Agreement, the Issuer will pay to the Derivative Counterparty from BAseries Available Funds (after giving effect to Sections 3.01(a) through (f) of the Indenture Supplement) for such Transfer Date an amount not to exceed the lesser of (i) the product of (x) the amount of BAseries Available Funds remaining for application pursuant to Section 3.01(g) of the Indenture Supplement times (y) a fraction, the numerator of which is the Nominal Liquidation Amount of the Class A(2006-16) Notes as of the close of business on the last day of the preceding Monthly

Period and the denominator of which is the Nominal Liquidation Amount of all tranches of Notes as of the close of business on the last day of the preceding Monthly Period and (ii) the amount of such termination payment payable by the Issuer to the Derivative Counterparty.

[END OF ARTICLE II]

ARTICLE III

Representations and Warranties

Section 3.01. Issuer’s Representations and Warranties.The Issuer makes the following representations and warranties as to the Collateral Certificate on which the Indenture Trustee is deemed to have relied in acquiring the Collateral Certificate. Such representations and warranties speak as of the execution and delivery of this Terms Document, but shall survive until the termination of this Terms Document. Such representations and warranties shall not be waived by any of the parties to this Terms Document unless the Issuer has obtained written confirmation from each Note Rating Agency that there will be no Ratings Effect with respect to such waiver.

(a) The Indenture creates a valid and continuing security interest (as defined in the Delaware UCC) in the Collateral Certificate in favor of the Indenture Trustee, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Collateral Certificate constitutes either an “account,” a “general intangible,” an “instrument,” or a “certificated security,” each within the meaning of the Delaware UCC.

(c) At the time of the transfer and assignment of the Collateral Certificate to the Indenture Trustee pursuant to the Indenture, the Issuer owned and had good and marketable title to the Collateral Certificate free and clear of any lien, claim or encumbrance of any Person.

(d) The Issuer has caused, within ten days of the execution of the Indenture, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral Certificate granted to the Indenture Trustee pursuant to the Indenture.

(e) Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral Certificate. The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Collateral Certificate other than any financing statement relating to the security interest granted to the Indenture Trustee pursuant to the Indenture or any financing statement that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f) All original executed copies of the Collateral Certificate have been delivered to the Indenture Trustee.

(g) At the time of the transfer and assignment of the Collateral Certificate to the Indenture Trustee pursuant to the Indenture, the Collateral Certificate had no marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Indenture Trustee.

[END OF ARTICLE III]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

BA CREDIT CARD TRUST,
by BA CREDIT CARD FUNDING, LLC, as Beneficiary and not in its individual capacity

By:	/s/ Scott W. McCarthy
Name:	Scott W. McCarthy
Title:	Senior Vice President

THE BANK OF NEW YORK, as Indenture Trustee and not in its individual capacity

By:	/s/ Catherine L. Cerilles
Name:	Catherine L. Cerilles
Title:	Vice President

[Signature Page to the Class A(2006-16) Terms Document]